Exhibit 10.15.1
LSI CORPORATION
INCENTIVE PLAN
As amended November 12, 2008
     1. Purposes of the Plan. The purpose of the LSI Corporation Incentive Plan is to motivate and reward Participants by making a significant portion of their cash compensation directly dependent upon achieving performance goals that further the Company’s business and strategic objectives. It is the Company’s intention that the compensation paid hereunder will qualify as “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, and will thereby be fully deductible by the Company.
     2. Definitions.
     (a) “AFFILIATE” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
     (b) “ACTUAL AWARD” means, as to any Plan Year, the actual award, if any, payable to a Participant, as determined pursuant to Section 6 for a Plan Year. Each Actual Award is determined by a Payout Formula for a Plan Year, subject to the Committee’s authority under Section 8(d) to reduce the Award otherwise payable.
     (c) “BOARD” means the Board of Directors of the Company.
     (d) “CEO” means the chief executive officer of the Company.
     (e) “COMMITTEE” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall consist solely of two or more members of the Board who qualify as “outside directors” within the meaning of Section 162(m).
     (f) “COMPANY” means LSI Corporation.
     (g) “DETERMINATION DATE” means the latest possible date that will not jeopardize a Target Award or an Actual Award’s qualification as performance-based compensation under Section 162(m).
     (h) “EARNINGS PER SHARE” means, as to any Plan Year, the Company’s Profit After Tax, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.
     (i) “EMPLOYEE” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.
     (j) “MAXIMUM AWARD” means $3,000,000 as to any Participant for any given Plan Year.
     (k) “OPERATING INCOME” means as to any Plan Year, the Company’s net or gross operating income, stated as determined by the Committee in its sole discretion and determined in accordance with generally accepted accounting principles.

     (l) “PARTICIPANT” means as to any Plan Year, an Employee who has been selected by the Committee for participation in the Plan for that Plan Year.
     (m) “PAYOUT FORMULA” means the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Actual Awards, if any, to Participants. The formula or matrix may differ from Participant to Participant.
     (n) “PERFORMANCE-BASED COMPENSATION” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).
     (o) “PERFORMANCE GOALS” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for an award for a Plan Year. As determined by the Committee, the Performance Goals for any award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Earnings Per Share, (b) Operating Income, (c) Return on Equity, (d) Revenue and (e) Total Shareholder Return. Performance Goals may differ from Participant to Participant, Plan Year to Plan Year and from award to award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a segment of the Company and/or (v) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee shall determine whether any element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants.
     (p) “PLAN” means this LSI Corporation Incentive Plan.
     (q) “PLAN YEAR” means the Company’s fiscal year.
     (r) “PROFIT AFTER TAX” means as to any Plan Year, the Company’s income after taxes, determined in accordance with generally accepted accounting principles.
     (s) “RETURN ON EQUITY” means as to any Plan Year, the percentage equal to the Company’s Profit After Tax divided by average shareholder’s equity, determined in accordance with generally accepted accounting principles.
     (t) “REVENUE” means as to any Plan Year, the Company’s net revenues generated from third parties, determined in accordance with generally accepted accounting principles.
     (u) “SECTION 162(M)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.
     (v) “SHARES” means shares of the Company’s common stock.
     (w) “TARGET AWARD” means the target award payable under the Plan to a Participant for the Plan Year, expressed as a percentage of his or her base salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.
     (x) “TOTAL SHAREHOLDER RETURN” means as to any Plan Year, the total return (change in share price plus reinvestment of any dividends) of a Share.
     3. Administration of the Plan.

     (a) The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. The Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:
(i)	to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of Awards hereunder;

(ii)	to prescribe forms and procedures for purposes of Plan participation and distribution of Awards;

(iii)	to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan; and
     (b) any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding.
     4. Eligibility. The Company’s chief executive officer shall be eligible to participate in the Plan for each Plan Year. The Committee may, in its discretion, select any other Employees to be Participants for any given Plan Year. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Plan Year. Participation in the Plan is in the sole discretion of the Committee, and on a Plan Year by Plan Year basis. Accordingly, an Employee who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year. The Committee’s designation of Participants for a given Plan Year shall be made on or before the Determination Date.
     5. Performance Goals. For each Plan Year the Committee shall establish Performance Goals for each Participant for the Plan Year. The Committee may request or may be provided market data to substantiate the appropriateness of the Performance Goal. Such objectives shall be established in writing on or before the Determination Date. Each Participant’s Actual Award shall become payable based upon the extent to which the Company meets or exceeds such pre-established Performance Goal objectives.
     6. Award Determination. For each Plan Year, the Committee, in its sole discretion, shall establish a Target Award for each Participant. The Committee’s establishment of each Participant’s Target Award shall be made in writing on or before the Determination Date. The Committee may request or may be provided market data to substantiate the appropriateness of the Target Award. Subject to the limitations set forth in Sections 8(d) and 11, the Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee in accordance with Section 8(a).
     7. Payout Formula Determination. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. The Committee’s establishment of the Payout Formula or Formulae for any given Plan Year shall be made in writing on or before the Determination Date. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target

Award if the Performance Goals for the Plan Year are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award for any Plan Year exceed the Maximum Award.
     8. Award Payment.
     (a) Certification. The Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Plan Year were achieved or exceeded prior to any payments under this Plan.
     (b) Form of Distributions. The Company shall distribute all Awards to the Participants in cash, less applicable withholding.
     (c) Timing of Distributions. Subject to Sections 8(d) and 11, the Company shall distribute amounts payable to each Participant as soon as is practicable following the determination of the Award for a Plan Year under Section 6 hereof.
     (d) Limitations. The Committee may not increase an Actual Award, but may, in its sole discretion, eliminate or decrease an Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula.
     9. Term of Plan. The Plan originally became effective in the Company’s 1997 Plan Year. The amended and restated Plan shall first apply to the Company’s 2004 Plan Year, subject to ratification by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2004 Annual Meeting of Stockholders of the Company. The Plan shall continue until terminated under Section 10 of the Plan.
     10. Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder or to account for a change in the equity or capitalization structure of the Company through merger, consolidation, reorganization, recapitalization, spin-off, significant change in strategic direction or otherwise; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would impair any payments to any Participant made prior to such amendment, modification, suspension or termination; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such award. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to shareholder approval. At no time before the actual distribution of funds to any Participant under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.
     11. Termination of Employment.
     (a) In the event that a Participant’s employment with the Company terminates by reason of the Participant’s retirement, total and permanent disability or death, the Committee may, in its discretion, pay to the Participant or the Participant’s representative, as the case may be, all or a portion of the Award for the Plan Year in which such termination occurs; provided, that any such payment shall be made no later than March 15 of the year immediately following the Plan Year in which such termination occurs.
     (b) Except as provided in Section 11(a), no award shall be paid to a Participant with respect to a Plan Year if the Participant terminates employment before the time of payment.
     12. Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.
     13. Employment. This Plan does not constitute a contract of employment or compensation or impose on either the Participant or the Company any obligation to retain the Participant as an employee. This Plan does not change the status of the Participant as an employee at-will, the policies of the Company regarding termination of employment, nor guarantee further continuing participation in the Plan.
     14. Successors. The provisions of this Plan shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Unless otherwise specified by the Committee, the Plan replaces any other variable compensation plan for the Participant.
     15. Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.
     16. Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.